Consent of Independent Auditor

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8 No. 333-233412) pertaining to the Amended and Restated Stock Option Plan of Viemed Healthcare, Inc.,

2.Registration Statement (Form S-8 No. 333-233411) pertaining to the Amended and Restated Viemed Healthcare, Inc. Restricted Share Unit and Deferred Share Unit Plan,

3.Registration Statement (Form S-8 No. 333-239323) pertaining to the Viemed Healthcare, Inc. 2020 Long Term Incentive Plan, and

4.Registration Statement (Form S-3 No. 333-248573) of Viemed Healthcare, Inc.

of Viemed Healthcare, Inc. of our report dated August 2, 2023, relating to the consolidated financial statements of Home Medical Products, Inc., appearing in this Current Report on Form 8-K/A.

/s/ HORNE LLP

Ridgeland, Mississippi
August 2, 2023